Exhibit 99.1

NOTICE OF PARTIAL REDEMPTION TO THE HOLDERS OF THE

4.625% Notes due 2024

(CUSIP No. 69121D AA8)

of Blue Owl Capital Corporation II

Redemption Date: December 15, 2023

NOTICE IS HEREBY GIVEN, pursuant to Section 11.04 of the Indenture dated as of November 26, 2019 (the “Base Indenture”), between Blue Owl Capital Corporation II, a Maryland corporation (the “Company”), and Computershare Trust Company, National Association as successor in interest to Wells Fargo Bank, National Association (the “Trustee), and Section 1.01(k) of the First Supplemental Indenture, dated as of November 26, 2019 (the “First Supplemental Indenture,” and together with the Base Indenture, the “Indenture”), that the Company is electing to exercise its option to redeem a portion of the 4.625% Notes due 2024 (the “Notes”). The Company will redeem $350,000,000 in aggregate principal amount of the issued and outstanding Notes on December 15, 2023 (the “Redemption Date”). The redemption price for the Notes equals 100% of the principal amount of the Notes to be redeemed (or $1,000 per Note), plus accrued and unpaid interest from November 26, 2023 to, but excluding, the Redemption Date (the “Redemption Payment”). The aggregate accrued interest on the Notes payable on the Redemption Date will be approximately $854,340.28 (or approximately $2.44 on each $1,000 principal amount of the Notes being redeemed).

On the Redemption Date, the Redemption Payment will become due and payable to the Holders of the Notes. Interest on the $350,000,000 in principal amount of Notes being redeemed will cease to accrue on and after the Redemption Date. Unless the Company defaults in paying the Redemption Payment with respect to such Notes, the only remaining right of the Holders with respect to such Notes will be to receive payment of the Redemption Payment upon presentation and surrender of such Notes to the Trustee in its capacity as Paying Agent. Notes held in book-entry form will be redeemed and the Redemption Payment with respect to such Notes will be paid in accordance with the applicable procedures of The Depository Trust Company.

No representation is made regarding the correctness or accuracy of the CUSIP number listed in this notice, or printed on the Notes.

Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Indenture.

Questions relating to this notice of redemption should be directed to Computershare Trust Company, N.A. via telephone at 1.800.344.5128, or email at CCTBondholderCommunications@computershare.com. Payment of the Redemption Payment to the Holders will be made upon presentation and surrender of the Notes in the following manner:

If by Mail, Hand or Overnight Mail: Computershare Trust Company, N.A. 1505 Energy Park Drive St. Paul, MN 55108 Attention: Blue Owl Capital Corporation II (4.625% Notes Due 2024)

NOTICE

Under U.S. federal income tax law, the Trustee or other withholding agent may be required to withhold twenty-four percent (24%) of any gross payment to a holder who fails to provide a taxpayer identification number and other required certifications. To avoid backup withholding, please complete a Form W-9 or an appropriate Form W-8, as applicable, which should be furnished in connection with the presentment and surrender of the Notes called for redemption. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a holder’s U.S. federal income tax liability provided the required information is furnished to the Internal Revenue Service. Holders should consult their tax advisors regarding the withholding and other tax consequences of the redemption.

Dated: November 15, 2023	By:	Blue Owl Capital Corporation II